Exhibit 10.32
Amendment to Employment Agreement
This Amendment (the “Amendment”) is made and entered into as of the 1st day of September, 2009 (the “Effective Date”)by and between SXC Health Solutions, Inc, a subsidiary of SXC Health Solutions Corp. (collectively, the “Company”), and Greg Buscetto (“Employee”), as an amendment to the Employment Agreement between the Company and Employee dated as of November 6, 2008. Except as specified below, all other terms and conditions of the Agreement remain in force.
1. Section 1.2 of the Agreement is hereby amended by deleting the paragraph in its entirety and inserting the following paragraph in its place
Duties. The Employee shall be the Company’s Executive Vice President and General Manager, InformedRx. Employee shall be responsible for oversight and profitability of the InformedRx business and will perform other duties as assigned. Employee shall report to the Company’s Chief Executive Officer and President. Although Employee will not be required to relocate his principal residence from Dacula, Georgia to the Lisle, IL area until August 31, 2010, Employee shall perform his duties under this Agreement at the Company’s facilities in Lisle, Illinois or at any subsequent location of the Company’s primary administrative operations.
2. Section 3.3 of the Agreement is hereby amended by deleting the paragraph in its entirety and inserting the following paragraph in its place:
3.3 Expenses. During the Employment Period, Employee shall be entitled to reimbursement of all business expenses reasonably incurred in the performance of Employee’s duties for the Company, including reasonable travel-related expenses (other then stated below with respect to specific reimbursement guidelines when in Lisle, IL), upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the then current business expense reimbursement policies of the Company.
Notwithstanding anything else to the contrary herein, expenses incurred while in Lisle, IL will be handled as follows:
▪	On and after September 1, 2009, the company will not reimburse Employee for rental car or personal meals while employee is working in the Lisle office.

▪	On and after September 1, 2009, Employee will be required to contribute $15,000 towards hotel expenses while working in the Lisle office. This will be taken through a miscellaneous payroll deduction of $625 per paycheck starting September 11, 2009 and continuing for 24 pay-periods through July 2010.
IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized representative and Employee has signed this Amendment as of the day and year first above written.

SXC HEALTH SOLUTIONS, INC.		EMPLOYEE

By:	/s/ Jeff Park	/s/ B. Greg Buscetto

Name:	Jeff Park	Greg Buscetto
Executive Vice President and
Title:	CFO	General Manager, InformedRx